[Letterhead of the Law Offices of Tolan S. Furusho]

                                  June 27, 2006

VIA FAX (561) 995-1920

Scott Salberg
Salberg & Company, P.A.
20283 State Road 7, Suite 300
Boca Raton, FL  33498

      Re:   TechAlt, Inc., a Nevada corporation ("Reality")
            Legal Opinion re Form S-8 Registration

Dear Mr. Salberg:

      You have requested our opinions in connection with the eligibility of the TechAlt, Inc., a Nevada corporation (the "Company"), to register offerings of securities on Securities Exchange Commission ("SEC") Form S-8, pursuant to the Securities Act of 1933, as amended. We confirm that we act as counsel to the Company.

      In Release Nos. 33-8587 and 34-52038, and International Series Release No. 1293 (collectively, the "Releases") dated July 15, 2005, the SEC adopted rules and rule amendments relating to SEC filings by reporting shell companies. As adopted, the Releases reference Securities Act Rule 405 and Securities Exchange Act Rule 12b-2, which define the term "shell company" as:

      . . . a company, other than an asset-backed issuer, with:

            o     no or nominal operations; and
            o     either:
            o     no or nominal assets;
            o     assets consisting solely of cash and cash equivalents; or
            o assets consisting of any amount of cash and cash equivalents and nominal other assets.

      The Releases also state, that with respect to the definition of "shell company," "[f]or purposes of this definition, the determination of a company's assets (including cash and cash equivalents) must be based on the amounts that would be reflected on the company's balance sheet prepared in accordance with U.S. generally accepted accounting principles on the date of that determination."

      In rendering our opinions set forth below, we have examined originals or copies of such documents, as we have deemed necessary for the purpose of rendering this opinion. In addition, we have obtained from public officials and representatives of the Company such certificates as we have deemed necessary for the purpose of rendering this opinion. In the course of our examinations, we have assumed the genuineness of all documents and the signatures thereon, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents.

      The Company continues as a development stage entity in the business of technology applications and technology development in the homeland security sector, consistent with its business purpose at the close of fiscal years 2005 and 2004. The Company, while incurring significant fiscal challenges resulting from foreclosure on substantially all of its assets (the "Foreclosure Settlement") subsequent to the quarter ending September 30, 2005, has continuously maintained since inception though the date of this letter its primary purpose to develop marketable technology in the homeland security market place. Furthermore, the Company has seamlessly continued its pursuit of this objective independent of its loss of certain intellectual property and reduction in its facilities and staff. Its FY 2006 acquisition of Cypher Wireless, Inc., the Company's operating subsidiary, indicates that the Company continues to receive letters intent from both customers and contractors seeking the Company's services. In this regard, the Company has not experienced any material change in business since the Foreclosure Settlement. In the course of our examinations, we have assumed the genuineness of all documents and the signatures thereon, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents.

      On the basis of and subject to the foregoing examination and such matters of fact and questions of law that we deem relevant under the circumstances, and relying thereon and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Company is not a "shell company" within the meaning of Securities Act Rule 405 and Securities Exchange Act Rule 12b-2. We are of the further opinion that the Company is eligible to register offering of securities on SEC Form S-8.

      For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 7,475,000 shares of common stock of the Company in connection with the Employment Agreements between the Company and Bruno Riegl, Terence Byrne, David Moore, Craig Fischer, Shai Stern, Seth Farbman, James Hurely, George Grumley, Monty Abbot and Francine Winters (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of the Company's common stock.

      We are admitted to practice law in the States of Washington, and our opinions herein are limited to the present laws of the United States of America and to the present judicial interpretation thereof.

      Our opinions herein are rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. Additionally, our opinions herein have been rendered solely for the benefit of the addressee hereof in connection with the matters referred to herein and are not to be used, circulated, quoted, referred to or relied upon by any other person or by you in any other context without our prior written consent.

                                            Sincerely,


                                            /s/ Tolan S. Furusho
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